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                                                                    EXHIBIT 99.1

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
Contact: Jennifer Good                          Sarah Zitter Milstein/Jim Fingeroth
         Senior Vice President, Finance, and    Kekst and Company
         Chief Financial Officer                212-521-4800
         Penwest
         845-878-8381
         800-431-2457
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          PENWEST COMPLETES PRIVATE PLACEMENT OF $30 MILLION NEW COMMON
         STOCK FOR EXPANSION OF DRUG DELIVERY PORTFOLIO AND TECHNOLOGY

PATTERSON, NEW YORK, JULY 10, 2001 - Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced that it has entered into definitive agreements for the sale of
2.4 million shares of newly issued common stock to selected institutional and other accredited investors for $30 million. The purchase price of $12.25 per share represents a discount of approximately 15% of a 20 prior day average trading price of the Company's common stock. The shares of common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

The Company intends to use the net proceeds of this offering for the development of additional drug delivery programs as well as to fund the research and development of new oral drug delivery technologies. The Company's weighted average shares outstanding, prior to this transaction, were 12.7 million.

Penwest is engaged in the research, development and commercialization of novel drug delivery technologies. Based on its experience in developing and manufacturing ingredients for orally-administered pharmaceutical products, Penwest has developed its proprietary TIMERx(R) controlled release delivery technology, which can be applied to a broad range of drugs.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends", "potential", and similar expressions are intended to identify forward-looking statements. Such risks and uncertainties include the need for Penwest to raise capital in order to fund increasing R&D spending and the risk that Penwest will not be able to raise such funds or will only be able to raise such funds on unfavorable terms; dependence on collaborators to, among other things, sell products for which Penwest receives royalties and advance clinical development and commercialization of products; the ability to enter into additional collaborations; the risk of patent litigation; regulatory risks relating to TIMERx(R) drugs in development; actual and potential competition; the timing and outcome of regulatory approval of products and other risks as set forth under the caption "Risk Factors" in Penwest's Annual Report on Form 10K, which is on file with the Securities and Exchange Commission and which risk factors are incorporated by reference.